As filed with the Securities and Exchange Commission on March 24, 2005
Registration Nos. 333-07149

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

TRICO MARINE SERVICES, INC.
(Exact name of Registrant as specified in its charter)
______________________

Delaware (State or other jurisdiction of incorporation)	72-1252405 (IRS Employer Identification No.)

2401 Fountainview, Suite 920, Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
______________________

TRICO MARINE SERVICES, INC. 1993 STOCK OPTION PLAN
(Full title of the plans)
______________________
Trevor Turbidy
Vice President and Chief Financial Officer
Trico Marine Service, Inc.
2401 Fountainview, Suite 920
Houston, Texas 77057
(Name and address of agent for service)

(713) 780-9926
(Telephone number, including area code, of agent for service)

______________________

Copy to:
Kevin P. Lewis
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
______________________

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to that certain Registration Statement on Form S-8 (File No. 333-07149) is being filed because (1) all of the shares of common stock of Trico Marine Services, Inc., a Delaware corporation (the “Company”), that are issuable under the Company’s 1993 Stock Option Plan have been issued, and (2) all of the shares of the Company’s old common stock have been cancelled in connection with the pre-packaged plan of reorganization described below.

On November 12, 2004, the Company and its two primary U.S. subsidiaries, Trico Marine Assets, Inc. and Trico Marine Operators, Inc., announced that they had commenced soliciting consents from the holders of the Company’s outstanding $250 million 8 7/8% senior notes due 2012 to approve a “pre-packaged” plan of reorganization (the “Plan”) under Chapter 11 of Title 11 of the United States Code. On January 19, 2005, the Company announced that the United States Bankruptcy Court for the Southern District of New York entered an order confirming the Plan. On March 15, 2005, the Company satisfied all conditions to effectiveness of the Plan and emerged from chapter 11. As part of the Plan, the Company’s 1993 Stock Option Plan, as well as the common stock issuable under such plan, were canceled.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TRICO MARINE SERVICES, INC.
(Registrant)

By: /s/ Thomas E. Fairley
Thomas E. Fairley
President and Chief Executive Officer
Date: March 24, 2005

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas E. Fairley	President, CEO and Director	March 24, 2005
Thomas E. Fairley	(Principal Executive Officer)

/s/ Trevor Turbidy	Chief Financial Officer	March 24, 2005
Trevor Turbidy	(Principal Financial Officer)

/s/ Geoff A. Jones	Controller	March 24, 2005
Geoff A. Jones	(Principal Accounting Officer)

/s/ Joseph S. Compofelice	Non-executive Chairman of the Board of	March 24, 2005
Joseph S. Compofelice	Directors

/s/ Per Staehr	Director	March 24, 2005
Per Staehr

/s/ Richard A. Bachmann	Director	March 24, 2005
Richard A. Bachmann

/s/ Edward C. Hutcheson, Jr.	Director	March 24, 2005
Edward C. Hutcheson, Jr.

	Director	March 24, 2005
Myles W. Scoggins

/s/ Kenneth M. Burke	Director	March 24, 2005
Kenneth M. Burke